Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of MF Global Sify Securities India Private Limited

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-165248) of Sify Technologies Limited of our report dated October 11, 2011 with respect to the consolidated statement of balance sheet of MF Global Sify Securities India Private Limited and its subsidiaries at March 31, 2011 and the related consolidated income statement, consolidated statements of comprehensive income, changes in equity and cash flow for the year ended March 31, 2011, which report appear in the March 31, 2011 annual report on Form 20-F of Sify Technologies Limited.

/s/ ASA & Associates
ASA & Associates Independent Registered Public Accounting Firm Mumbai, India October 11, 2011